Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER FISCAL 2023 RESULTS
Loudon, TN - August 29, 2023 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2023.
Fourth Quarter Fiscal 2023 Highlights Compared to Fourth Quarter Fiscal 2022
•Net sales increased 5.4% to $372.3 million
•Unit volume decreased 1.8% to 2,550 units
•Gross profit increased 14.3% to $102.5 million
•General and administrative expenses increased to $118.0 million primarily due to our settlement of a litigation matter for $100.0 million, which we expect will be tax deductible for federal and state income tax purposes
•Net income decreased 136.3% to a net loss of $18.0 million
•Adjusted EBITDA increased 21.9% to $90.1 million
•Net income available to Class A Common Stock per share (diluted) decreased 137.2% to a net loss of $0.86 per share
•Adjusted fully distributed net income per share increased 22.6% to $2.98 per share on a fully distributed weighted average share count of 21.3 million shares of Class A Common Stock
Fiscal Year 2023 Highlights Compared to Fiscal Year 2022
•Net sales increased 14.3% to $1,388.4 million
•Unit volume increased 6.6% to 9,863 units
•Gross profit increased 13.3% to $351.3 million
•General and administrative expenses increased to $175.7 million primarily due to our settlement of a litigation matter for $100.0 million, which we expect will be tax deductible for federal and state income tax purposes
•Net income decreased 34.0% to $107.9 million
•Adjusted EBITDA increased 15.2% to $284.0 million
•Net income available to Class A Common Stock per share (diluted) decreased 32.6% to $5.06 per share
•Adjusted fully distributed net income per share increased 16.2% to $9.19 on a fully distributed weighted average share count of 21.3 million shares of Class A Common Stock
“Malibu closed out another solid quarter and fiscal year despite a challenging environment. For the fiscal year, we delivered a 14% increase in net sales while improving many of our other financial and operational metrics. Our financial and operational performance continues to demonstrate the strength of our business model and world-class team. We’ve made great strides to meet demand throughout the fiscal year as we ramped up production through our first three quarters and reached normalized channel inventories faster than anticipated. Despite the uncertain macro environment, we remain confident in our operational prowess to match wholesale and retail demand and provide what we believe are the highest quality boats on the market,” commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc.
“We continue our focus to deliver innovative and premium boats for all of our brands. Our Model Year 2024 lineup continues to raise the bar as we introduce four new boats to the market in the Malibu and Axis brands. These models

Exhibit 99.1
include the new and improved 23 LSV, the best-selling towboat in history, as well as our new M242, which offers next-level premium features and performance. In addition, we are introducing two to four new models for each of our other brands in fiscal year 2024. Our actions have allowed us to maintain our leading positions in the markets we serve, and we will continue to invest in products that make us one of the strongest players in the marine industry,” continued Mr. Springer. “As we set our sights on fiscal year 2024, we will remain disciplined in executing our vertical integration strategy, and we believe that our superior execution will allow us to successfully navigate any choppy waters we face and extend our industry-leading position to create long-term value for our shareholders.”
Results of Operations for the Fourth Quarter and Fiscal Year 2023 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022

	(In thousands, except unit and per unit data)
Net Sales	$372,303	$353,206	$1,388,365	$1,214,877
Gross Profit	$102,462	$89,627	$351,295	$310,051
Gross Profit Margin	27.5%	25.4%	25.3%	25.5%
Net (Loss) Income	$(18,043)	$49,685	$107,910	$163,430
Net (Loss) Income Margin	(4.9)%	14.1%	7.8%	13.5%
Adjusted EBITDA	$90,099	$73,901	$284,036	$246,529
Adjusted EBITDA Margin	24.2%	20.9%	20.5%	20.3%
Comparison of the Fourth Quarter Ended June 30, 2023 to the Fourth Quarter Ended June 30, 2022
Net sales for the three months ended June 30, 2023 increased $19.1 million, or 5.4%, to $372.3 million, compared to the three months ended June 30, 2022. The increase in net sales was driven primarily by increased unit volumes in our Saltwater Fishing segment and a favorable model mix across all segments, partially offset by lower unit volumes in the Malibu and Cobalt segments and by increased dealer flooring program costs in the Malibu segment resulting from higher interest rates and increased inventory levels. Unit volume for the three months ended June 30, 2023 decreased 46 units, or 1.8%, to 2,550 units compared to the three months ended June 30, 2022. Our unit volume decreased primarily due to reduced wholesale restocking demand at our Malibu and Cobalt segments as channel inventory normalized to pre-COVID levels combined with lower retail activity, partially offset by strong wholesale restocking demand in our Saltwater Fishing segment.
Net sales attributable to our Malibu segment decreased $16.7 million, or 9.4%, to $160.3 million for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. Unit volumes attributable to our Malibu segment decreased 225 units, or 15.2%, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. The decrease in net sales was driven by a decrease in units and increased dealer flooring program costs, partially offset by a favorable model mix.
Net sales attributable to our Saltwater Fishing segment increased $32.4 million, or 33.6%, to $128.7 million, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Unit volumes increased 196 units, or 37.0% for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. The increase in net sales was driven by increased units, inflation-driven year-over-year price increases and a favorable model mix.
Net sales attributable to our Cobalt segment increased $3.4 million, or 4.3%, to $83.3 million for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. Unit volumes attributable to Cobalt decreased 17 units, or 2.9% for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. The increase in net sales was driven by a favorable model mix and partially offset by decreased unit volume.
Overall consolidated net sales per unit increased 7.3% to $146,001 per unit for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. Net sales per unit for our Malibu segment increased 6.8% to $127,966 per unit for the three months ended June 30, 2023 compared to the three months ended

Exhibit 99.1
June 30, 2022, driven by a favorable model mix, partially offset by increased dealer flooring program costs. Net sales per unit for our Saltwater Fishing segment decreased 2.5% to $177,241 for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, driven by an unfavorable model mix, partially offset by inflation-driven year-over-year price increases. Net sales per unit for our Cobalt segment increased 7.4% to $145,856 per unit for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, driven a favorable model mix.
Cost of sales for the three months ended June 30, 2023 increased $6.3 million, or 2.4%, to $269.8 million as compared to the three months ended June 30, 2022. The increase in cost of sales was primarily driven by a mix shift to Saltwater Fishing and increased component costs. In the Malibu segment, while we experienced higher per unit material and labor costs, the volume decrease more than offset the $2.6 million increase in cost of sales related to higher per unit rates. Within our Saltwater Fishing segment, lower per unit material and labor costs improved $6.3 million but were offset by an increase in materials usage in line with increased units and sales. In the Cobalt segment, higher per unit material and labor costs contributed $3.6 million to the increase in cost of sales and were driven by increased prices due to inflationary pressures and by an increased mix of larger models that corresponded with higher net sales per unit, partially offset by a decrease in unit volume.
Gross profit for the three months ended June 30, 2023 increased $12.8 million, or 14.3%, to $102.5 million compared to the three months ended June 30, 2022. The increase in gross profit was driven primarily by higher sales revenue partially offset by the increased cost of sales due to higher per unit material and labor cost. Gross margin for the three months ended June 30, 2023 increased 210 basis points from 25.4% to 27.5%, driven by overall better performance in the Saltwater Fishing segment.
Selling and marketing expenses for the three months ended June 30, 2023 increased $0.1 million, or 1.8%, to $5.4 million compared to the three months ended June 30, 2022. The increase was driven primarily by an increase in travel and promotional events for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022. As a percentage of sales, selling and marketing expenses remained flat at 1.5% for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022. General and administrative expenses for the three months ended June 30, 2023 increased $100.8 million, or 587.3%, to $118.0 million as compared to the three months ended June 30, 2022. The increase in general and administrative expenses was driven primarily by the settlement of product liability cases for $100.0 million during the three months ended June 30, 2023. In addition, the increase in general and administrative expenses was driven by an increase in compensation and personnel-related expenses. As a percentage of sales, general and administrative expenses increased 26.8% to 31.7% for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, almost entirely due to the settlement of product liability cases discussed above. Amortization expense remained flat at $1.7 million for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022.
Operating income for the three months ended June 30, 2023 decreased to an operating loss of $22.6 million from operating income of $65.4 million for the three months ended June 30, 2022. Net income for the three months ended June 30, 2023 decreased 136.3% to a net loss of $18.0 million from a net income of $49.7 million and net income margin decreased to (4.9)% from 14.1% for the three months ended June 30, 2022. Adjusted EBITDA for the three months ended June 30, 2023 increased 21.9% to $90.1 million from $73.9 million, while Adjusted EBITDA margin increased to 24.2% from 20.9% for the three months ended June 30, 2022.
Comparison of the Fiscal Year Ended June 30, 2023 to the Fiscal Year Ended June 30, 2022
Net sales for fiscal year 2023 increased $173.5 million, or 14.3%, to $1,388.4 million, compared to fiscal year 2022. The increase in net sales was driven primarily by increased unit volumes in our Saltwater Fishing and Cobalt segments, a favorable model mix across all segments and inflation-driven year-over-year price increases across all segments, partially offset by lower unit volumes in the Malibu segment and increased dealer flooring program costs across all segments resulting from higher interest rates and increased inventory levels. Unit volume for fiscal year 2023 increased 608 units, or 6.6%, to 9,863 units compared to fiscal year 2022. Our unit volume increased primarily due to strong wholesale restocking demand across our Cobalt and Saltwater Fishing segments, partially offset by reduced wholesale restocking demand at our Malibu segment.

Exhibit 99.1
Net sales attributable to our Malibu segment increased $28.7 million, or 4.7%, to $636.2 million for fiscal year 2023 compared to fiscal year 2022. Unit volumes attributable to our Malibu segment decreased 46 units for fiscal year 2023 compared to fiscal year 2022. The increase in net sales was driven by inflation-driven year-over-year price increases and a favorable model mix, partially offset by lower unit volumes and increased dealer flooring program costs.
Net sales attributable to our Saltwater Fishing segment increased $107.2 million, or 31.4%, to $449.2 million for fiscal year 2023 compared to fiscal year 2022. Unit volumes increased 550 units for fiscal year 2023 compared to fiscal year 2022. The increase in net sales was driven by increased volume, inflation-driven year-over-year price increases and a favorable model mix, partially offset by increased dealer flooring program costs.
Net sales attributable to our Cobalt segment increased $37.6 million, or 14.2%, to $303.0 million for fiscal year 2023 compared to fiscal year 2022. Unit volumes attributable to Cobalt increased 104 units for fiscal year 2023 compared to fiscal year 2022. The increase in net sales was driven by increased volume, inflation-driven year-over-year price increases and a favorable model mix, partially offset by increased dealer flooring program costs.
Overall consolidated net sales per unit increased 7.2% to $140,765 per unit for fiscal year 2023 compared to fiscal year 2022. Net sales per unit for our Malibu segment increased 5.7% to $124,097 per unit for fiscal year 2023 compared to fiscal year 2022, driven by inflation-driven year-over-year price increases and a favorable model mix, partially offset by increased dealer flooring program costs. Net sales per unit for our Saltwater Fishing segment increased 3.4% to $173,755 per unit for fiscal year 2023 compared to fiscal year 2022, driven by inflation-driven year-over-year price increases, partially offset by increased dealer flooring program costs and a unfavorable model mix. Net sales per unit for our Cobalt segment increased 8.6% to $140,847 per unit for fiscal year 2023 compared to fiscal year 2022, driven by inflation-driven year-over-year price increases and a favorable model mix, partially offset by increased dealer flooring program costs.
Cost of sales for fiscal year 2023 increased $132.2 million, or 14.6%, to $1,037.1 million compared to fiscal year 2022. The increase in cost of sales was primarily driven by a 6.6% increase in volumes and increased prices due to inflationary pressures that have impacted prices on parts and components. In the Malibu segment, higher per unit material and labor costs contributed $19.1 million to the increase in cost of sales and were driven by increased prices due to inflationary pressures. In the Saltwater Fishing segment, higher per unit material and labor costs contributed $2.2 million to the increase in cost of sales and were driven by increased prices due to inflationary pressures and an increased mix of larger models that corresponded with higher net sales per unit. In the Cobalt segment, higher per unit material and labor costs contributed $19.7 million to the increase in cost of sales and were driven by increased prices due to inflationary pressures and an increased mix of larger models that corresponded with higher net sales per unit.
Gross profit for fiscal year 2023 increased $41.2 million, or 13.3%, compared to fiscal year 2022. The increase in gross profit was driven primarily by higher sales revenue partially offset by the increased cost of sales for the reasons noted above. Gross margin for fiscal year 2023 decreased 0.2% from 25.5% to 25.3% driven primarily by an increased mix of the Saltwater Fishing segment and increased dealer flooring program costs and partially offset by better year-over-year performance in our Saltwater Fishing segment.
Selling and marketing expense for fiscal year 2023 increased $1.1 million, or 4.8% to $24.0 million compared to fiscal year 2022. The increase was driven primarily by increased promotional events. As a percentage of sales, selling and marketing expense decreased 0.2% to 1.7% for fiscal year 2023 compared to 1.9% for fiscal year 2022. General and administrative expense for fiscal year 2023 increased $109.3 million, or 164.7%, to $175.7 million compared to fiscal year 2022. The increase in general and administrative expenses was driven primarily by the settlement of product liability cases for $100.0 million in June 2023. The remaining increase in general and administrative expenses was driven by an increase in compensation and personnel-related expenses, an increase in legal and professional fees and an increase in travel related expenses. As a percentage of sales, general and administrative expenses increased 7.3% to 12.7% for fiscal year 2023 compared to 5.4% for fiscal year 2022. Amortization expense for fiscal year 2023 decreased $0.1 million, or 2.1%, to $6.8 million compared to fiscal year 2022 due to a decrease of amortization expense related to fully amortized intangibles.

Exhibit 99.1
Operating income for fiscal year 2023 decreased to $144.8 million from $213.8 million for fiscal year 2022. Net income for fiscal year 2023 decreased 34.0% to $107.9 million from $163.4 million and net income margin decreased to 7.8% for fiscal year 2023 from 13.5% for fiscal year 2022. Adjusted EBITDA for fiscal year 2023 increased 15.2% to $284.0 million from $246.5 million, while Adjusted EBITDA margin increased to 20.5% for fiscal year 2023 from 20.3% for fiscal year 2022.
Fiscal 2024 Guidance
For the full fiscal year 2024, Malibu anticipates net sales decline percentage in the mid-to-high teens year-over-year and Adjusted EBITDA margin down 300-400 basis points year-over-year.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter and fiscal year 2023 results on Tuesday, August 29, 2023, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (833) 630-1956 or (412) 317-1837 and requesting Malibu Boats. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including settlement of litigation claims, certain professional fees, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating

Exhibit 99.1
results without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding trends toward larger, more custom boats; expected strong retail demand; and the introduction of new boat models for model year 2024.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions; our ability to execute our manufacturing strategy successfully; our large fixed cost base; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components and any interruption of our informal supply arrangements; our reliance on certain suppliers for our engines and outboard motors; our ability to meet our manufacturing workforce needs; exposure to workers' compensation claims and other workplace liabilities; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to protect our intellectual property; disruptions to our network and information systems; our success at developing and implementing a new enterprise resource planning system; risks inherent in operating in foreign jurisdictions; a natural disaster, global pandemic or other disruption at our manufacturing facilities; increases in income tax rates or changes in income tax laws; our dependence on key personnel; our ability to enhance existing products and market new or enhanced products; the continued strength of our brands; the seasonality of our business; intense competition within our industry; increased consumer preference for used boats

Exhibit 99.1
or the supply of new boats by competitors in excess of demand; competition with other activities for consumers’ scarce leisure time; changes in currency exchange rates; inflation and increases in interest rates; an increase in energy and fuel costs; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to claims for product liability and warranty claims; changes to U.S. trade policy, tariffs and import/export regulations; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; our holding company structure; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our variable rate indebtedness which subjects us to interest rate risk; our obligation to make certain payments under a tax receivables agreement; and any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future.
Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contacts

Malibu Boats, Inc.
David Black
Interim Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Net sales	$372,303	$353,206	$1,388,365	$1,214,877
Cost of sales	269,841	263,579	1,037,070	904,826
Gross profit	102,462	89,627	351,295	310,051
Operating expenses:
Selling and marketing	5,449	5,352	24,009	22,900
General and administrative	117,962	17,164	175,694	66,371
Amortization	1,697	1,700	6,808	6,957
Operating (loss) income	(22,646)	65,411	144,784	213,823
Other expense (income), net:
Other expense, net	178	1,016	331	983
Interest expense	118	885	2,962	2,875
Other expense, net	296	1,901	3,293	3,858
(Loss) Income before provision for income taxes	(22,942)	63,510	141,491	209,965
(Benefit) provision for income taxes	(4,899)	13,825	33,581	46,535
Net (loss) income	(18,043)	49,685	107,910	163,430
Net (loss) income attributable to non-controlling interest	(623)	1,766	3,397	5,798
Net (loss) income attributable to Malibu Boats, Inc.	$(17,420)	$47,919	$104,513	$157,632

Comprehensive income:
Net (loss) income	$(18,043)	$49,685	$107,910	$163,430
Other comprehensive (loss) income:
Change in cumulative translation adjustment	(213)	(1,882)	(833)	(1,868)
Other comprehensive (loss) income	(213)	(1,882)	(833)	(1,868)
Comprehensive (loss) income	(18,256)	47,803	107,077	161,562
Less: comprehensive (loss) income attributable to non-controlling interest	(630)	1,699	3,371	5,731
Comprehensive (loss) income attributable to Malibu Boats, Inc., net of tax	$(17,626)	$46,104	$103,706	$155,831

Weighted average shares outstanding used in computing net income per share:
Basic	20,611,175	20,466,800	20,501,844	20,749,237
Diluted	20,611,175	20,651,031	20,641,173	20,986,256
Net income available to Class A Common Stock per share:
Basic	$(0.86)	$2.34	$5.10	$7.60
Diluted	$(0.86)	$2.31	$5.06	$7.51

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	June 30, 2023	June 30, 2022
Assets
Current assets
Cash	$78,937	$83,744
Trade receivables, net	68,381	51,598
Inventories, net	171,189	157,002
Prepaid expenses and other current assets	7,827	6,155
Total current assets	326,334	298,499
Property, plant and equipment, net	204,792	170,718
Goodwill	100,577	100,804
Other intangible assets, net	221,458	228,304
Deferred tax asset	62,573	42,314
Other assets	10,190	10,687
Total assets	$925,924	$851,326
Liabilities
Current liabilities
Current maturities of long-term debt	$—	$1,563
Accounts payable	40,402	44,368
Accrued expenses	187,078	87,742
Income taxes and tax distribution payable	847	1,670
Payable pursuant to tax receivable agreement, current portion	4,111	3,958
Total current liabilities	232,438	139,301
Deferred tax liabilities	28,453	26,965
Other liabilities	9,926	11,855
Payable pursuant to tax receivable agreement, less current portion	39,354	41,583
Long-term debt	—	118,054
Total liabilities	310,171	337,758
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,603,822 shares issued and outstanding as of June 30, 2023; 20,501,081 shares issued and outstanding as of June 30, 2022	204	203
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of June 30, 2023; 10 shares issued and outstanding as of June 30, 2022	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2023; no shares issued and outstanding as of June 30, 2022	—	—
Additional paid in capital	86,321	85,294
Accumulated other comprehensive loss, net of tax	(4,340)	(3,507)
Accumulated earnings	525,697	421,184
Total stockholders' equity attributable to Malibu Boats, Inc.	607,882	503,174
Non-controlling interest	7,871	10,394
Total stockholders’ equity	615,753	513,568
Total liabilities and stockholders' equity	$925,924	$851,326

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net (loss) income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Net (loss) income	$(18,043)	$49,685	$107,910	$163,430
(Benefit) provision for income taxes	(4,899)	13,825	33,581	46,535
Interest expense	118	885	2,962	2,875
Depreciation	5,765	4,986	21,912	19,365
Amortization	1,697	1,700	6,808	6,957
Litigation settlement [1]	100,000	—	100,000	—
Professional fees [2]	4,781	—	4,781	—
Stock-based compensation expense [3]	492	1,795	5,894	6,342
Adjustments to tax receivable agreement liability [4]	188	1,025	188	1,025
Adjusted EBITDA	$90,099	$73,901	$284,036	$246,529
Net Sales	$372,303	$353,206	$1,388,365	$1,214,877
Net (Loss) Income Margin [5]	(4.9)%	14.1%	7.8%	13.5%
Adjusted EBITDA Margin [5]	24.2%	20.9%	20.5%	20.3%

(1)	Represents settlement of product liability cases in June 2023 for $100.0 million.
(2)	For the fiscal year 2023, represents legal and advisory fees related to our product liability cases that were settled for $100.0 million in June 2023.
(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)
For the three months and fiscal year ended June 30, 2023, we recognized other expense from an adjustment in our tax receivable agreement liability mainly derived by future benefits from Tennessee net operating losses at Malibu Boats, Inc. For the three months and fiscal year ended June 30, 2022, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(5)	We calculate net (loss) income margin as net (loss) income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net (loss) income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Reconciliation of numerator for net (loss) income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net (loss) income attributable to Malibu Boats, Inc.	$(17,420)	$47,919	$104,513	$157,632
(Benefit) provision for income taxes	(4,899)	13,825	33,581	46,535
Litigation settlement [1]	100,000	—	100,000	—
Professional fees [2]	4,781	—	4,781	—
Acquisition and integration related expenses [3]	1,659	1,658	6,654	6,653
Stock-based compensation expense [4]	492	1,795	5,894	6,342
Adjustments to tax receivable agreement liability [5]	188	1,025	188	1,025
Net (loss) income attributable to non-controlling interest [6]	(623)	1,766	3,397	5,798
Fully distributed net income before income taxes	84,178	67,988	259,008	223,985
Income tax expense on fully distributed income before income taxes [7]	20,455	16,181	62,939	53,308
Adjusted fully distributed net income	$63,723	$51,807	$196,069	$170,677

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Reconciliation of denominator for net (loss) income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,611,175	20,466,800	20,501,844	20,749,237
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [8]	455,919	600,919	543,909	600,919
Weighted-average unvested restricted stock awards issued to management [9]	258,655	268,387	272,116	252,135
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,325,749	21,336,106	21,317,869	21,602,291

Exhibit 99.1
The following table shows the reconciliation of net (loss) income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Net (loss) income available to Class A Common Stock per share	$(0.86)	$2.34	$5.10	$7.60
Impact of adjustments:
(Benefit) provision for income taxes	(0.24)	0.67	1.64	2.24
Litigation settlement [1]	4.85	—	4.88	—
Professional fees [2]	0.23	—	0.23	—
Acquisition and integration related expenses [3]	0.08	0.08	0.32	0.32
Stock-based compensation expense [4]	0.02	0.09	0.29	0.31
Adjustment to tax receivable agreement liability [5]	0.01	0.05	0.01	0.05
Net (loss) income attributable to non-controlling interest [6]	(0.03)	0.09	0.17	0.28
Fully distributed net income per share before income taxes	4.06	3.32	12.64	10.80
Impact of income tax expense on fully distributed income before income taxes [7]	(0.99)	(0.79)	(3.07)	(2.57)
Impact of increased share count [10]	(0.09)	(0.10)	(0.38)	(0.32)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$2.98	$2.43	$9.19	$7.91

(1)	Represents settlement of product liability cases in June 2023 for $100.0 million.
(2)	For fiscal year 2023, represents legal and advisory fees related to our product liability cases that were settled in June 2023 for $100.0 million.
(3)	For the three months and fiscal year ended June 30, 2023 and 2022, represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)
For the three months and fiscal year ended June 30, 2023, we recognized other expense from an adjustment in our tax receivable agreement liability mainly derived by future benefits from Tennessee net operating losses at Malibu Boats, Inc For the three months and fiscal year ended June 30, 2022, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(6)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(7)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 24.3% and 23.8% of income before income taxes for the three months and fiscal year ended June 30, 2023 and 2022, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2023 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.

(8)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.
(9)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(10)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.